Exhibit 10.55
December 20, 2016
Sebastian Deschler
5804 Surrey Street
Chevy Chase, MD 20815

Dear Sebastian,
We are pleased to confirm our offer for you to join TerraForm Power, Inc. (collectively with affiliated construction companies, the "Company") in the position of General Counsel. We have given this decision considerable thought and are pleased to offer you this key position on our team. You will be working out of our office in Bethesda, Maryland. We plan to build on the experience and expertise of a strong, diversified work force and look forward to continuing to grow the Company as the leader in the field of renewable energy. Your scheduled start date will be December 18, 2016. As discussed, you will report directly to Peter Blackmore, Chief Executive Officer. Some travel may be expected as part of your job duties. Please note that the offer contained in this letter will be effective for five (5) days. The Company will maintain your seniority date of December 18, 2007, based on your length of service with SunEdison.
BASE SALARY
Your annual base salary compensation will be $290,686.16, payable bi-weekly in accordance with our standard payroll practices and subject to all appropriate withholdings.
BONUS PROGRAM
You will be eligible to participate in the Company's Variable Compensation plan (cash incentive plan), with a target of 50% and maximum of 100%. Payments under the plan are dependent upon a combination of the Company's financial performance and your personal performance. Payments under the plan may also be subject to approval by the TerraForm Board of Directors. The Company reserves the right to change, alter, modify or delete any provisions of the cash incentive plan at any time, with or without prior notice provided that no such change shall take effect until January 1 of the calendar year following that in which it is made.
For the 2016 bonus payment, please refer to the letter dated December 12, 2016 included with this offer.
For 2016, you will also be eligible for an additional bonus (the "Bonus Enhancement") with a target of 12.5% and a maximum of 25% of your base salary, based on performance relative to objectives.
EDUCATION ASSISTANCE

TerraForm Power • 7550 Wisconsin Ave, 9th Floor, Bethesda, MD 20814 • www.terraform.com

The Company will assist you with the tuition costs of private education for your two children through the end of the 2019/2020 school year, and for such longer period as the Company may determine in its sole discretion, in an amount up to $20,000.00 per year for each daughter. The Company will gross-up any such reimbursement amount for taxes withheld on such reimbursements, with a true-up between the parties in the following tax year for any additional or lower amounts actually incurred with respect to the reimbursement. Proof of payment must be submitted to the Human Resources department in order for you to qualify for this assistance.
REVIEW
Your performance will generally be reviewed annually. Based on the results of each review, you may be eligible for a salary adjustment. However, the Company also reserves the right to change your compensation from time to time upon reasonable notice.
BENEFITS PROGRAM
Once you begin your employment with us, you will be entitled to participate, on the same terms and conditions as other full-time Company employees, in benefits which may be authorized, revised, changed and adopted from time to time by the Company. Your eligibility to participate in any of the Company benefits is subject to the terms and conditions of those respective plans. More information about benefits is included in the Employee Handbook.
PAID TIME OFF AND HOLIDAYS
Your time spent with SunEdison will count towards your paid time off and total length of service with the Company, calculated from December 18, 2007. You will be entitled to nineteen (19) days paid time off per year, accruing at 5.850 hours per pay period. After ten (10) years of employment, you will be entitled to twenty-four (24) days paid time off per year, accruing at 7.385 hours per pay period. After twenty (20) years of employment, you will be entitled to twenty-nine (29) days paid time off per year, accruing at 8.923 hours per pay period. After thirty (30) years of employment, you will be entitled to thirty three (33) days paid time off per year, accruing at 10.461 hours per pay period.
Additionally, you will be eligible for ten (10) paid Holidays in accordance with our Company policy.
CODE OF CONDUCT
As an employee, you are required to conform to the policies and procedures of the Company, to meet our expectations of high ethical and professional demeanor and to understand your obligations to carry out your responsibilities in accordance with the Company's general rules of conduct.
ENTIRE AGREEMENT
This letter agreement supersedes all prior understandings, whether written or oral, relating to the terms and conditions of your employment with the Company, with the exception of: (i) the

TerraForm Power • 7550 Wisconsin Ave, 9th Floor, Bethesda, MD 20814 • www.terraform.com

December 12, 2016 bonus payment referenced on the first page of this letter and PTO transfer letter of the same date, (ii) the Company's April 7, 2016 letter to you regarding retention incentives, (iii) the Company's and TerraForm Global, lnc.'s July 5, 2016 letters to you regarding accelerated vesting (as such may have been updated or replaced), (iv) Sections 1(b), 1(c), fourth sentence of 2(a) regarding unreimbursed expenses, 3(e), 3(f) and 3(g) of the Company's August 24, 2016 letter to you regarding severance protections and compensation terms, and (v) any equity grants you may have received. Further, no payments or accelerated vesting pursuant to the letters referenced in clauses (ii) and (iii) of the preceding sentence shall reduce any payments due to you (x) hereunder or (y) under the retained provisions of the letter referenced in clause (iv).
AMENDMENTS AND WAIVERS
Any provision of this letter agreement may be amended or waived, but only if the amendment or waiver is signed by the Company (and, in the case of an amendment, by you).
TAXES
Any payments hereunder will be subject to applicable taxes and withholdings.
EMPLOYMENT AT WILL
Employment at our Company is a voluntary, "employment-at-will" relationship, as this letter does not constitute a guarantee that your employment will continue for any specified period of time or end only under certain conditions. Nothing in this letter constitutes an expressed or implied contract of employment or warranty of any benefits.
This offer is contingent upon: (1) signing of TerraForm's standard confidentiality agreement and (2) your submission of documents sufficient for the Company to verify that you have the right to work in the United States.
By accepting this offer of employment, you acknowledge you will resign from SunEdison prior to the commencement of your employment with TerraForm.
CONGRATULATIONS!
We believe that our Company provides every employee with challenges and opportunities to grow professionally in a fast-paced environment that encourages both individual and team contribution. We are confident your employment with us will prove mutually beneficial, and are delighted to have you join the team!
Very truly yours,

/s/ Peter Blackmore
Peter Blackmore
Chairman and Interim Chief Executive Officer
Enclosures

TerraForm Power • 7550 Wisconsin Ave, 9th Floor, Bethesda, MD 20814 • www.terraform.com

Please sign your name and date as to your acceptance of this offer as stated above, and return this letter to Jason Mahaney, at 7550 Wisconsin Ave, 9th Floor, Bethesda, MD 20814. You can also email this letter to jmahaney@terraform.com. This will confirm your acceptance and representation that you are not bound by any agreements, contracts or commitments which would, in any way, limit your performance and contributions in the position we are offering. Thank you.
/s/ Sebastian Deschler        December 20, 2016
Signature        Date

TerraForm Power • 7550 Wisconsin Ave, 9th Floor, Bethesda, MD 20814 • www.terraform.com